                                                                    EXHIBIT 99.6

[PRIMA ENERGY CORPORATION LETTERHEAD]

November 13, 2001
Denver, Colorado

                              FOR IMMEDIATE RELEASE

                        PRIMA ENERGY CORPORATION REPORTS
             THIRD QUARTER RESULTS AND PROVIDES UPDATE ON ACTIVITIES

Prima Energy Corporation ("Prima"), a Denver based independent oil and gas company, today announced its results for the quarter and nine months ended September 30, 2001, and provided an update of its operating activities and commodity hedging transactions.

RESULTS OF OPERATIONS FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2001

Quarter Ended September 30, 2001

For the quarter ended September 30, 2001, Prima reported net income of $7,067,000 compared to $5,569,000 of net income reported for the third quarter of 2000. Earnings per diluted share were $0.54 for the quarter ended September 30, 2001 compared to $0.42 for the prior year's quarter. Revenues totaled $17,175,000 for the 2001-quarter compared to $13,264,000 for the 2000 quarter. For the third quarter of 2001, Prima reported cash flows from operating activities before changes in operating assets and liabilities of $9,239,000, compared to $9,066,000 for the third quarter of 2000.

Revenues for the three-month period in 2001 included $7,127,000 of gains related to oil and gas derivatives. This total was comprised of hedging gains of $1,575,000 included in oil and gas sales, plus realized and unrealized gains on derivative instruments that did not qualify for hedge accounting, in the amounts of $577,000 and $4,975,000, respectively. No comparable amounts were reported in 2000. Derivative instruments that did not qualify for hedge accounting were principally NYMEX gas swaps for which the Company did not elect to enter into corresponding swaps for Rocky Mountain basis differentials.

Excluding gains from derivative instruments, oil and gas sales reported for the quarter ended September 30, 2001 were $7,588,000, compared to $11,428,000 for the same quarter of 2000, a decrease of $3,840,000 or 34%. The decrease was attributable to lower natural gas and oil prices, partially offset by a 10% year-over-year increase in production volumes.

Excluding the favorable impact of derivatives during the period, the average sales price received by the Company for natural gas production was $1.96 per Mcf for the 2001 quarter, compared to $3.73 per Mcf for the 2000 quarter, a decrease of $1.77 per Mcf, or 47%. The average price received for oil in the third quarter of 2001 was $26.39 per barrel compared to $30.80 per barrel for the third quarter of 2000, a decrease of $4.41 per barrel or 14%. On an Mcfe basis, the average price received declined by 39%, from $4.06 in the quarter ended September 30, 2000 to $2.46 in the quarter ended September 30, 2001.

The $1,575,000 of gains from derivative transactions that were accounted for as hedges had the effect of increasing average price realizations by $0.61 per Mcf of natural gas, $0.57 per barrel of oil, and $0.51 per Mcfe. Cumulative gains realized on derivatives related to production months in the third quarter of 2001 have totaled $2,515,000 - portions of these gains were reported in earlier fiscal quarters as non-hedge derivatives, but this cumulative total represents the Company's actual realizations for derivatives associated with current period production.

The Company's natural gas production totaled 2,456,000 Mcf and 2,165,000 Mcf for the third quarters of 2001 and 2000, respectively, an increase of 291,000 Mcf, or 13%, in the current year. Prima's net oil production totaled 105,000 barrels and 109,000 barrels in the third quarters of 2001 and 2000, respectively, a decrease of 4,000 barrels, or 4%. On an equivalent unit basis, the Company's production increased approximately 10%, to 3,088,000 Mcfe in the recent quarter from 2,817,000 Mcfe last year, on growth in CBM net production from zero in 2000 to 518,000 Mcf in the latest quarter. Prima's average daily net production for the third quarter of 2001 was approximately 34,000 Mcfe.

The Company significantly increased its depletion rate in the current period due to a number of factors, including: significant declines in oil and gas prices, which affected current estimates of economically recoverable oil and gas reserves; increases in oilfield service costs, which impacted actual costs incurred during the past year and assumptions used in estimating future development costs; and use of more conservative assumptions for estimating undeveloped CBM reserves, pending additional performance-related data. Depletion expense for oil and gas properties was $2,779,000, or $0.90 per Mcfe, in the third quarter of 2001, compared to $1,443,000, or $0.51 per Mcfe, in the third quarter of 2000. The Company's depletion rate will be re-evaluated in conjunction with preparation of year-end reserve reports.

Lease operating expenses ("LOE") totaled $869,000 for the quarter ended September 30, 2001 compared to $655,000 for the quarter ended September 30, 2000. The increase was primarily attributable to new production from CBM wells. Ad valorem and production taxes were $635,000 and $950,000 for the same periods, decreasing with revenues as the result of lower product prices. Total lifting costs (LOE plus ad valorem and production taxes) were 16% of oil and gas revenues and $0.49 per Mcfe for the 2001 quarter, compared to 14% and $0.57 per Mcfe for the 2000 quarter. Net general and administrative expenses were $815,000 for the quarter ended September 30, 2001 compared to $787,000 for the 2000 quarter. Expansion of the Company's operations and staff were largely offset by increased amounts capitalized.

After intercompany eliminations, oilfield service revenues less related costs other than depreciation totaled $850,000 for the quarter ended September 30, 2001, compared to $311,000 for the quarter ended September 30, 2000. Oilfield service operations benefited significantly from the combined effects of higher rates, increased utilization, additional equipment placed in service, and a greater portion of operations billed to third parties.

The Company's effective tax rate for the period increased to 31.0% from 29.7%, primarily because permanent differences did not increase proportionately with income.

Nine Months Ended September 30, 2001

For the nine months ended September 30, 2001, Prima reported net income of $21,414,000, or $1.62 per diluted share, on revenues of $49,833,000, compared to net income of $14,564,000, or $1.10 per diluted share, on revenues of $36,022,000 for the nine months ended September 30, 2000. The current year includes $611,000 of net income ($0.05 per diluted share) recognized during the first quarter from the cumulative effect of adoption of SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." Cash flows from operating activities before changes in operating assets and liabilities totaled $33,523,000 for the first nine months of 2001 compared to $24,243,000 for the first nine months of 2000.

Revenues for the 2001 period included $8,377,000 of gains related to oil and gas derivatives. This total was comprised of hedging gains of $2,825,000 included in oil and gas sales, plus realized and unrealized gains on derivative instruments that did not qualify for hedge accounting in the amounts of $577,000 and $4,975,000, respectively. No comparable amounts were reported in 2000.

Excluding gains from derivative instruments, oil and gas sales for the nine months ended September 30, 2001 were $34,604,000 compared to $30,390,000 for the nine months ended September 30, 2000, an increase of $4,214,000 or 14%. The increase was due to the combined effects of a 12% rise in average price realizations and a 2% growth in production volumes.

Excluding the positive effects of derivative instruments during the period, the average price received by the Company for its natural gas production was $3.78 per Mcf for the nine months ended September 30, 2001, compared to $3.18 per Mcf for the nine months ended September 30, 2000, an increase of $0.60 per Mcf or

19%. The average price received for oil for the first nine months of 2001 was $27.43 per barrel compared to $28.51 per barrel for the same period of 2000, a decrease of $1.08 per barrel or 4%. On an Mcf equivalent basis, the average price received for the Company's production was $3.96 for the nine months ended September 30, 2001 compared to $3.55 for the nine months ended September 30, 2000, representing an overall 12% increase in average prices.

Hedging gains of $2,825,000 included in oil and gas revenues for the first nine months of 2001 had the effect of increasing average price realizations by $0.40 per Mcf of natural gas, $0.25 per barrel of oil, and $0.32 per Mcfe. Cumulative gains realized on derivatives related to production months in the first three quarters of 2001 totaled $4,278,000.

The Company's net natural gas production was 6,775,000 Mcf and 6,574,000 Mcf for the first nine months of 2001 and 2000, respectively, an increase of 201,000 Mcf, or 3%. Net oil production was 328,000 barrels and 333,000 barrels for the same nine-month periods, representing a decrease of 5,000 barrels or 2%. On an equivalent unit basis, the Company's production increased approximately 2%, to 8,745,000 Mcfe during the first nine months of 2001, from 8,571,000 Mcfe in the same period last year. Net production from the Company's CBM operations, which totaled 809,000 Mcf in the current year, compared to none last year, more than offset net decreases from the Company's other producing properties attributable to natural declines and limited new activity. Prima's average daily net production for the first nine months of 2001 totaled approximately 32,000 Mcfe.

Depletion expense for oil and gas properties was $6,399,000, or $0.73 per Mcfe, during the first nine months of 2001, compared to $4,386,000, or $0.51 per Mcfe produced during the first nine months of 2000. LOE was $2,319,000 for the nine months ended September 30, 2001 compared to $1,910,000 for the nine months ended September 30, 2000, primarily reflecting incremental costs associated with new CBM production. Ad valorem and production taxes were $2,928,000 and $2,434,000 for the same periods, reflecting increased revenue. Total lifting costs were 14% of oil and gas revenues and $0.60 per Mcfe for the first nine months of 2001, compared to 14% and $0.51 per Mcfe for the same 2000 period. General and administrative expenses increased $694,000 for the nine months ended September 30, 2001 to $2,823,000, due to the Company's expanding activities and related personnel costs.

Primarily reflecting higher rates and increased utilization, oilfield service revenues grew by 27%, to $6,005,000 in the nine months ended September 30, 2001, from $4,710,000 during the comparable nine-month period of 2000. Costs of oilfield services were $3,886,000 for the nine months ended September 30, 2001, compared to $3,833,000 for the same period of 2000, an increase of $53,000 or 1%. For the nine months ended September 30, 2001, 37% of the fees billed by the service companies were for Company-owned wells, compared to 35% for the nine months ended September 30, 2000.

COMMODITY HEDGING

The Company closed certain derivative instruments between September 30, 2001 and November 6, 2001, for net realized gains totaling $1,209,000. As of November 6, 2001, open oil and gas derivative instruments showed net unrealized gains of $2,430,000, as follows:

                                    Market      Total Volumes    Contract      Unrealized
Time Period                         Index      (MMBtu or Bbls)    Price          Gains
-----------                         ------     ---------------   --------      ----------
Natural Gas
     December 2001                  NYMEX           500,000       3.8380       $  458,000
     January - March, 2002          NYMEX         1,900,000       3.6201        1,007,000
     April - June, 2002             NYMEX         2,000,000       3.2716          457,000
     July - September, 2002         NYMEX         1,800,000       3.3342          380,000
     October  2002                  NYMEX           600,000       3.3615          123,000

Crude Oil Calls
     December 2001                  NYMEX             5,000        29.00            5,000
                                                                               ----------
Total Unrealized Gains                                                         $2,430,000
                                                                               ==========

INVESTMENT AND OPERATING ACTIVITIES

During the first nine months of 2001, the Company invested $32,279,000 in property and equipment, compared to $21,892,000 invested in the nine months ended September 30, 2000. The Company expended $25,850,000 during the 2001 period for its proportionate share of the costs of drilling, completing, equipping and refracturing wells, $1,884,000 for undeveloped acreage, $77,000 for developed properties and $4,468,000 for gathering and compression facilities and other property and equipment. The Company also expended $3,542,000 for the purchase of 140,289 shares of treasury stock during the first nine months of 2001. The Company maintains a debt-free balance sheet and reported $28,165,000 of net working capital at September 30, 2001, including $25,747,000 of cash and marketable securities, compared to $25,678,000 of net working capital at December 31, 2000.

Prima's Board of Directors of Prima approved a $45 million capital expenditures budget for 2001 earlier in the year. However, the Company recently deferred certain investments to obtain the benefit of anticipated improvements in service costs or gas prices (as reflected in recent futures markets quotations), and to re-schedule some operations in the Powder River Basin coal bed methane play to occur closer to expected in-service dates of related infrastructure projects. Prima's investments in property and equipment in 2001 are now expected to total approximately $38 million. Significant recent investment activities and related operations are updated below.

Denver Basin

During the first nine months of 2001, the Company participated in the drilling of 19 gross (18.8 net) wells and the refracturing or recompleting of 59 gross (55.1 net) wells in the Denver Basin. All of these operations have been successfully completed and all but one of the wells have already been placed on or returned to production. New wells and recompletion operations in the Denver Basin are characterized by flush production at relatively high rates for a few months, after which lower production levels are established at relatively shallow decline rates. The Company generally accelerates these operations when oil and gas prices are high and defers them when prices are low, to enhance the impact on investment returns from the flush production. Because of oil and gas price declines, and high line pressure attributable to limited processing capacity in the area, Prima elected to postpone certain drilling and recompletion operations that had been scheduled for the third and fourth quarters of 2001. Following a recent recovery in gas prices, and in anticipation of scheduled expansion of third-party owned plant capacity by the end of this year, the Company has resumed recompletion operations, but is still deferring new wells until costs decline or prices increase further. Current plans are to refrac or recomplete approximately seven wells in the Denver Basin during the current quarter.

Powder River Basin Coal Bed Methane Operations

Prima owns leaseholds covering 150,000 gross, 140,000 net, acres in the Powder River Basin CBM play, most of which are still undeveloped. At the end of 2000, Prima's independent engineering consultants identified over 2000 well locations with estimated proved or probable gas reserves on the Company's lands. Approximately 80% of this acreage is comprised of federal leases that are currently subject to stringent limitations on drilling, pending completion of an ongoing environmental impact statement ("EIS") for CBM drilling in the Powder River Basin. This EIS is currently expected to be finalized in the summer of 2002.

Prima has drilled 114 gross (111.5 net) wells in the CBM development area year to-date, including 103 (101.5 net) wells drilled during the first nine months of the year. Since initiating its CBM activities in 1998, the Company has drilled a total of 280 gross (277.6 net) wells in the play, and plans to drill approximately ten additional CBM wells during the balance of 2001. Approximately 140 CBM wells have been tied-in to sales lines and are in various stages of production or de-watering. This number is expected to increase to approximately 156 by year-end.

The Company has organized its CBM acreage into 28 defined project areas. Of the 280 CBM wells drilled by Prima to-date, 272 are located within six of these project areas, each of which is briefly described below. Concentration of Prima's development activities to-date within these project areas, and on the specific coals targeted so far, reflect a number of considerations other than estimated recoverable reserves and projected production rates. The Company's CBM activities have been limited to fee lands, state lands, and certain coals underlying federal lands for which drilling permits have been attainable. These activities have largely been focused on relatively shallow coals, near development activities of other operators. Generally, the higher-potential coals identified on the Company's lands have not yet been developed. These deeper, thicker coal sequences are also not yet proven through development by other operators, and once developed, are expected to take longer to de-water than coals that have already been under development and production in the region for a period of time. The Company recently reduced the pace of its development activities in the CBM play due to lower gas prices, regulatory constraints, and delays in infrastructure development required to tie-in new wells. The Company plans to aggressively develop its CBM acreage as infrastructure development proceeds and regulatory constraints are addressed. Current plans call for focusing near-term activities within the project areas discussed below where existing infrastructure and available drilling permits facilitate cost-effective development, and on commencing limited pilot projects to begin to test some of the deeper, higher-potential coals underlying Prima's acreage. The following is a brief update on activities in the six project areas where most of Prima's CBM operations have been conducted to-date.

     Stones Throw - The 9,900-acre Stones Throw project area was the first selected by the Company for CBM development, due primarily to its proximity to an existing CBM field and related infrastructure. Prima has now drilled 153 wells at Stones Throw, of which 114 are currently de-watering or producing. Each well drilled has targeted either the Canyon, Cook, or Wall coal, at depths between approximately 500 and 850 feet. Prima has installed compression at Stones Throw with current capacity to produce up to 10 million cubic feet of gas per day, and gross production from the field has recently been averaging approximately 8 million cubic feet of gas per day. Current plans call for connecting most of the remaining wells drilled in this field into a sales line by the first quarter of next year, but deferring further drilling pending additional production history or improved gas markets. Production results to-date have been less than expected from 29 wells drilled in the southeast portion of the project area (Section 16) and from 20 other wells completed in the Wall coal, which is thinner and shallower in this area than in some other portions of the CBM play. However, Cook and Canyon coal results outside of
Section 16 have been more encouraging and production has been continuing to incline.

     Kingsbury - Prima has drilled 28 wells in the 8,900-acre Kingsbury project area, of which 26 are producing or de-watering after having been tied into third-party gathering and compression facilities. All but two wells drilled at Kingsbury to-date have been completed in the Lower Anderson coal, but several developable coals are present in this project area. Production has continued to incline as de-watering progresses, and gross production at Kingsbury has recently been averaging approximately 950 Mcf of gas per day. The Company plans to submit applications for permits to drill additional wells on both private and federal lands in this area., but permits for locations on federal lands may be subject to delays due to the on-going EIS. Current plans are to drill and test approximately ten wells in the Kingsbury area during the current quarter, and to formulate 2002 drilling plans for the project after additional monitoring of production performance.

     North Shell Draw - Prima has drilled 35 wells targeting the Lower Anderson coal in this 7,400-acre project area. Other developable coals are also present. Access to this area for drilling and pipeline construction is limited during winter months, and no additional drilling is planned until spring 2002. The Company plans to install, or arrange for a third party to install, a gathering system and compression at North Shell Draw by mid-2002. Encouraging results were obtained from production testing of seven North Shell Draw wells during the third quarter. These data will be used to design facilities, structure gas gathering arrangements, and plan 2002 drilling activities for this area.

     Porcupine-Tuit - The Company has drilled 23 Wyodak-coal wells in this 5,500-acre project area, which exhibits favorable coal quality and thickness at relatively shallow depths. Other operators in the area have already reported encouraging results from completions in the same coal. After an air quality permit to operate compression facilities is obtained, Prima plans to install or arrange for installation of gathering and compression facilities. Initial production is expected to be established by spring 2002. Drilling in the area will likely resume at that time, but is expected to initially be limited by availability of drilling permits on federal lands. Prima's acreage position in the Porcupine-Tuit area was recently enhanced by an acquisition closed in the current quarter that added approximately 1,800 gross (800 net) undeveloped acres.

     Hensley - Prima has drilled and completed 18 wells in the 4,800-acre Hensley area, including eight that targeted the Lower Canyon coal, seven that were drilled to the Wall coal, and three that were drilled to the Upper Anderson coal. The Company is finalizing a gathering agreement with a third party for this project area, and 16 of the existing wells at Hensley could be placed on-line by year-end if compression facilities can be installed within that time frame. The Company plans to apply for additional drilling permits on federal lands within the Hensley project area over the next several months, but issuance of such permits may be delayed due to the pending EIS.

     Cedar Draw - The Company recently drilled 15 wells, including nine unit obligation wells, on the 3,800-acre Echeta federal unit within the 6,000-acre Cedar Draw project area. Three different coals were targeted by these 15 wells, which will provide test data useful for formulating further development plans. Cedar Draw is in close proximity to the North Shell Draw area, and the Company anticipates coordinating development of the two projects, including infrastructure installation and the scheduling of additional drilling during 2002.

As noted above, all CBM wells hooked-up by Prima to-date are at Stones Throw or Kingsbury. The following table shows year-to-date well status and production for Prima's CBM operations through October 2001. Production volumes for the latest month shown are estimates. The term "hooked-up" means the well is completed and connected to a gas sales line and water handling facilities as of the end of the month. The number of producing wells shown represents all wells that produced any gas during the month. The columns labeled "top quartile production" show the gross production of the top-producing quarter of the producing well count. The increasing trend of production rate per well reflects the early stage in the production profile of a typical CBM well. Individual well production rates during the reported period varied from less than one Mcf per day to over 350 Mcf per day. Top quartile production rates provide an indication of the variability in production rates within the total group of producing wells.

                                                                 Gross Production (Mcf)
                                                   --------------------------------------------------
                                                      All Producing Wells        Top Quartile Wells
                        Total Wells   Total Wells  ------------------------   -----------------------
                        Hooked-up      Producing    Total      Avg/Well/Day    Total     Avg/Well/Day
                        -----------   -----------  -------     ------------   -------    ------------

January 2001 .....          49             40       30,600          25         25,500          82
February 2001 ....          64             38       37,200          35         21,700          78
March 2001 .......          72             55       58,900          35         36,100          83
April 2001 .......          86             69       78,600          38         51,300          95
May 2001 .........         103             73       89,700          40         61,100         104
June 2001 ........         123             81      109,500          45         63,600         101
July 2001 ........         124            110      179,200          53        117.000         135
August 2001 ......         138            129      214,100          54        144,500         141
September 2001 ...         140            138      243,800          59        153,100         146
October 2001 .....         140            138      273,000          64        164,700         152

Other Operations

Prima has continued to expand its acreage position in east-central Utah, on the Wasatch Plateau, to approximately 95,000 gross (90,000 net) undeveloped acres, covering several different prospects. Approximately 75,000 gross (71,000 net) acres are included in the Company's Coyote Flats prospect. The Coyote Flats prospect is located 15 to 25 miles northwest of Price, Utah. Significant hydrocarbon production exists in the area, which is characterized by considerable structural complexity. Prima's objective at Coyote Flats is to test the hydrocarbon potential of sandstone and coal bed reservoirs in the Blackhawk, Emery, Ferron and Dakota members of the middle to lower Cretaceous section. The Company has elected to postpone drilling the initial test well on Coyote Flats until the summer of 2002, when test wells on two other prospects in the area are also planned. These are higher-risk exploration projects with no assurance that commercial production will ever be established.

Prima owns approximately 17,500 gross (5,300 net) undeveloped acres in the Hells Half Acre prospect located in Natrona County, Wyoming. This prospect is a seismically-defined structure located approximately 10 miles southeast of the Cave Gulch Field, five miles east of the Cooper Reservoir Field, and five miles southeast of Waltman Field. The Company is participating in the #11-9 Miller Ranch well, which is currently drilling. This 12,700-foot test is designed to evaluate the Lance-Mesaverde section, which produces at the Cave Gulch and Cooper Reservoir Fields. The Company has approximately a 10% working interest in this well, but retains more significant exposure in surrounding lands. Hells Half Acre is also prospective at depths ranging to approximately 20,000 feet for large-potential reserve accumulations. Prima anticipates that the operator will propose a test well to evaluate deeper horizons sometime during the first half of 2002.

Prima owns approximately 72,000 gross (28,000 net) undeveloped acres on its Merna prospect, which is located in Sublette County, Wyoming, 10 to 30 miles north of the Pinedale Anticline. The Company has entered into an agreement with a third party to support that party's effort to re-enter and complete one well and drill a second well on offsetting acreage. In exchange for information obtained from these operations, Prima agreed to allow the third party to participate in the drilling of a test well on Prima's acreage within the next nine months. Operations are currently being conducted on the initial well re-entry to test the over-pressured Lance interval.

CONFERENCE CALL

Prima will hold a conference call on Wednesday, November 14, 2001, at 9:00 a.m. MST. Interested parties may access the conference call at (800) 540-0559 and providing reservation number J454. Replays will be available from noon MST, November 14 through November 19, 2001, by dialing (800) 945-0822 (no reservation number necessary).

This press release contains "forward-looking statements" which are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements relating to liquidity, financing of operations, continued volatility of oil and natural gas prices, future drilling plans and other such matters. The words "anticipate," "expect," or "plan," and similar expressions identify forward-looking statements. Such statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Prima does not undertake to update, revise or correct any of the forward-looking information. Factors that could cause actual results to differ materially from the Company's expectations expressed in the forward-looking statements include, but are not limited to, the following: industry conditions; volatility of oil and natural gas prices; hedging activities; operational risks (such as blowouts, fires and loss of production); insurance coverage limitations; potential liabilities, delays and associated costs imposed by government regulation (including environmental regulation); the need to develop and replace its oil and natural gas reserves; the substantial capital expenditures required to fund its operations; risks related to exploration and developmental drilling; and uncertainties about oil and natural gas reserve estimates. For a more complete explanation of these various factors, see "Cautionary Statement for the Purposes of the 'Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995" included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, beginning on page 19.

NASDAQ Symbol: PENG

Contacts: Richard H. Lewis, President and Chief Executive Officer
          Neil L. Stenbuck, Executive Vice President and Chief Financial Officer

Telephone Number: (303) 297-2100
Website: www.primaenergy.com

Financial data follows. In addition, a copy of the Company's Form 10-Q for the quarter ended September 30, 2001 and Form 10-K for the year ended December 31, 2000 are, or will be, available on the Company's Website at www.primaenergy.com.

                            PRIMA ENERGY CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

                                                       Three Months Ended               Nine Months Ended
                                                           September 30,                   September 30,
                                                    ---------------------------     ---------------------------
                                                       2001            2000            2001             2000
                                                    -----------     -----------     -----------     -----------

REVENUES
Oil and gas sales .............................     $ 9,163,000     $11,428,000     $37,429,000     $30,390,000
Gains on derivative instruments ...............       5,552,000              --       5,552,000              --
Oilfield services .............................       2,223,000       1,526,000       6,005,000       4,710,000
Interest, dividend and other income ...........         237,000         310,000         847,000         922,000
                                                    -----------     -----------     -----------     -----------
                                                     17,175,000      13,264,000      49,833,000      36,022,000
                                                    -----------     -----------     -----------     -----------
EXPENSES
Depreciation, depletion and amortization:
   Depletion of oil and gas properties ........       2,779,000       1,443,000       6,399,000       4,386,000
   Depreciation of other property .............         462,000         295,000       1,040,000         846,000
Lease operating expense .......................         869,000         655,000       2,319,000       1,910,000
Ad valorem and production tax .................         635,000         950,000       2,928,000       2,434,000
Cost of oilfield services .....................       1,373,000       1,215,000       3,886,000       3,833,000
General and administrative ....................         815,000         787,000       2,823,000       2,129,000
                                                    -----------     -----------     -----------     -----------
                                                      6,933,000       5,345,000      19,395,000      15,538,000
                                                    -----------     -----------     -----------     -----------
Income Before Income Taxes and Cumulative
   Effect of Change in Accounting Principle ...      10,242,000       7,919,000      30,438,000      20,484,000
Provision for Income Taxes ....................       3,175,000       2,350,000       9,635,000       5,920,000
                                                    -----------     -----------     -----------     -----------
Net Income Before Cumulative Effect of
   Change in Accounting Principle .............       7,067,000       5,569,000      20,803,000      14,564,000
Cumulative Effect of Change in Accounting
   Principle ..................................              --              --         611,000              --
                                                    -----------     -----------     -----------     -----------
NET INCOME ....................................     $ 7,067,000     $ 5,569,000     $21,414,000     $14,564,000
                                                    ===========     ===========     ===========     ===========

Basic Net Income per Share Before
   Cumulative Effect of Change in
   Accounting Principle .......................     $      0.56     $      0.44     $      1.63     $      1.14
Cumulative Effect of Change in Accounting
   Principle ..................................              --              --            0.05              --
                                                    -----------     -----------     -----------     -----------
BASIC NET INCOME PER SHARE ....................     $      0.56     $      0.44     $      1.68     $      1.14
                                                    ===========     ===========     ===========     ===========

Diluted Net Income per Share Before
   Cumulative Effect of Change in
   Accounting Principle .......................     $      0.54     $      0.42     $      1.57     $      1.10
Cumulative Effect of Change in
   Accounting Principle .......................              --              --            0.05              --
                                                    -----------     -----------     -----------     -----------
DILUTED NET INCOME PER SHARE ..................     $      0.54     $      0.42     $      1.62     $      1.10
                                                    ===========     ===========     ===========     ===========

Weighted Average Common Shares
   Outstanding ................................      12,704,951      12,751,284      12,731,488      12,737,148
                                                    ===========     ===========     ===========     ===========
Weighted Average Common Shares
   Outstanding Assuming Dilution ..............      13,192,611      13,341,946      13,240,255      13,278,912
                                                    ===========     ===========     ===========     ===========

PRODUCTION
    Natural gas (Mcf) .........................       2,456,000       2,165,000       6,775,000       6,574,000
                                                    ===========     ===========     ===========     ===========
    Oil (Barrels) .............................         105,000         109,000         328,000         333,000
                                                    ===========     ===========     ===========     ===========
AVERAGE PRICES
    Natural gas (per Mcf) ..........                $      2.57     $      3.73     $      4.18     $      3.18
                                                    ===========     ===========     ===========     ===========
    Oil (per Barrel) ..........................     $     26.96     $     30.80     $     27.68     $     28.51
                                                    ===========     ===========     ===========     ===========

                            PRIMA ENERGY CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                             September 30,    December 31,
                                                                 2001             2000
                                                             -------------    ------------
                                                             (Unaudited)

ASSETS
     Current assets ....................................     $ 39,466,000     $ 34,046,000
     Oil and gas properties - net ......................       84,692,000       64,337,000
     Other property and equipment - net ................        9,506,000        6,260,000
     Other assets ......................................        1,257,000          257,000
                                                             ------------     ------------
          Total Assets .................................     $134,921,000     $104,900,000
                                                             ============     ============

LIABILITIES AND STOCKHOLDERS' EQUITY
     Current liabilities ...............................     $ 11,301,000     $  8,368,000
     Non-current ad valorem and production taxes .......        2,776,000        3,213,000
     Deferred income taxes .............................       21,030,000       13,021,000
     Stockholders' equity ..............................       99,814,000       80,298,000
                                                             ------------     ------------
          Total Liabilities and Stockholders' Equity ...     $134,921,000     $104,900,000
                                                             ============     ============

                            PRIMA ENERGY CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                      Nine Months Ended
                                                                        September 30,
                                                              ------------------------------
                                                                  2001              2000
                                                              ------------      ------------

OPERATING ACTIVITIES
    Net income ..........................................     $ 21,414,000      $ 14,564,000
    Depreciation, depletion and amortization ............        7,439,000         5,232,000
    Deferred income taxes ...............................        9,193,000         3,891,000
    Unrealized gains from trading activities ............       (4,975,000)               --
    Other ...............................................          452,000           556,000
    Net changes in operating assets and liabilities .....        4,356,000        (2,626,000)
                                                              ------------      ------------
          Net cash provided by operating activities .....       37,879,000        21,617,000
                                                              ------------      ------------

INVESTING ACTIVITIES
Additions to oil and gas properties .....................      (27,811,000)      (19,406,000)
Additions to other property .............................       (4,468,000)       (2,486,000)
Purchases of available for sale securities ..............          (92,000)         (216,000)
Proceeds from sales of oil and gas and other property ...          431,000           170,000
                                                              ------------      ------------
          Net cash used in investing activities .........      (31,940,000)      (21,938,000)
                                                              ------------      ------------
NET FINANCING ACTIVITIES ................................       (2,974,000)       (1,323,000)
                                                              ------------      ------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ........        2,965,000        (1,644,000)
CASH AND CASH EQUIVALENTS, beginning of period ..........       20,382,000        18,883,000
                                                              ------------      ------------
CASH AND CASH EQUIVALENTS, end of period ................     $ 23,347,000      $ 17,239,000
                                                              ============      ============